Exhibit 99.1

FOR IMMEDIATE RELEASE

August 21, 2019

TEGNA COMMENTS ON PAST INTERACTIONS WITH APOLLO

Tysons, VA – TEGNA (NYSE: TGNA) today confirmed it received a letter from Apollo in late February, 2019, stating that Apollo was interested in acquiring TEGNA without specifying a price. Subsequently, in June 2019, Apollo made a different proposal, to combine TEGNA with broadcasting assets Apollo is in the process of buying, in a transaction that would not have constituted a change of control of TEGNA. TEGNA does not intend to update this disclosure.

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. With 51 television stations and four radio stations in 43 markets, TEGNA is the largest owner of top 4 affiliates in the top 25 markets, reaching over 35 percent of all television households nationwide. TEGNA also owns leading multicast networks Justice Network and Quest. TEGNA Marketing Solutions (TMS) offers innovative solutions to help businesses reach consumers across television, email, social and over-the-top (OTT) platforms, including Premion, TEGNA’s OTT advertising service. For more information, visit www.TEGNA.com.

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For media inquiries, contact:

Anne Bentley

Vice President, Corporate Communications

703-873-6366

abentley@TEGNA.com

For investor inquiries, contact:

John Janedis, CFA

Senior Vice President, Capital Markets & Investor Relations

703-873-6222

jjanedis@TEGNA.com